Exhibit 19.1

Revised April 2023

Erasca, Inc.

Insider Trading Compliance Policy and Procedures

Federal and state laws prohibit trading in the securities of a company while in possession of material nonpublic information and in breach of a duty of trust or confidence. These laws also prohibit anyone who is aware of material nonpublic information from providing this information to others who may trade. Violating such laws can undermine investor trust, harm the reputation and integrity of Erasca, Inc. (together with any of its subsidiaries, the “Company”), and result in dismissal from the Company or even serious criminal and civil charges against the individual and the Company. The Company reserves the right to take whatever disciplinary or other measure(s) it determines in its sole discretion to be appropriate in any particular situation, including disclosure of wrongdoing to governmental authorities.

Persons Covered and Administration of Policy

This Insider Trading Compliance Policy and Procedures (this “Policy”) applies to all officers, directors and employees of the Company. Annex A to this Policy sets forth additional restrictions that apply to the Company’s officers, directors, (and certain other members of management set forth on Annex A. For purposes of this Policy, “officers” refer to those individuals who meet the definition of “officer” under Section 16 of the Securities Exchange Act of 1934 (as amended, the “Exchange Act”). Individuals subject to this Policy are responsible for ensuring that members of their household comply with this Policy. This Policy also applies to any entities controlled by individuals subject to the Policy, including any corporations, limited liability companies, partnerships or trusts, and transactions by these entities should be treated for the purposes of this Policy as if they were for the individual’s own account. Notwithstanding the foregoing, this insider trading policy, including without limitation, the preclearance policy, blackout periods and prohibited transactions, does not apply to venture capital entities or other institutional investors, and the related transactions in the Company’s equity securities by such entities, that may be affiliated with a director of the Company or for Company equity securities that a director may be deemed to have beneficial ownership of by virtue of such affiliation; provided, however, it is the responsibility of each such entity, in consultation with its own counsel (as appropriate), to determine compliance with applicable securities laws in considering whether to adhere to this Policy. The Company may determine that this Policy applies to additional persons with access to material nonpublic information, such as contractors or consultants. Officers, directors and employees, together with any other person designated as being subject to this Policy by the Company’s General Counsel or his or her designee or such other officer designated by the Company (the “Compliance Officer”), are referred to collectively as “Covered Persons.”

Questions regarding the Policy should be directed to the Compliance Officer, who is responsible for the administration of this Policy.

Policy Statement

No Covered Person shall purchase or sell any type of security while in possession of material nonpublic information relating to the security or the issuer of such security in breach of a duty of trust or confidence, whether the issuer of such security is the Company or any other company. In addition, if a Covered Person is in possession of material nonpublic information about other publicly-traded companies, such as suppliers, customers, competitors or potential acquisition targets, the Covered Person may not trade in such other companies’ securities until the information becomes public or is no longer material. Further, no Covered Person shall purchase or sell any security of any other company, including another company in the Company’s industry, while in possession of material nonpublic information if such information is obtained in the course of the Covered Person’s employment or service with the Company.

In addition, Covered Persons shall not directly or indirectly communicate material nonpublic information to anyone outside the Company (except in accordance with the Company’s policies regarding confidential information) or to anyone within the Company other than on a “need-to-know” basis.

“securities” includes stocks, bonds, notes, debentures, options, warrants, equity and other convertible securities, as well as derivative instruments.

“purchase” and “sale” are defined broadly under the federal securities law. “Purchase” includes not only the actual purchase of a security, but also any contract to purchase or otherwise acquire a security. “Sale” includes not only the actual sale of a security, but also any contract to sell or otherwise dispose of a security. These definitions extend to a broad range of transactions, including conventional cash-for-stock transactions, conversions, the exercise of stock options, transfers, gifts, and acquisitions and exercises of warrants or puts, calls, pledging and margin loans, or other derivative securities.

The laws and regulations concerning insider trading are complex, and Covered Persons are encouraged to seek guidance from the Compliance Officer prior to considering a transaction in Company securities.

Blackout Periods

No officer, director, employee or any other Covered Person(s) listed on Schedule I (as amended from time to time) (as well as any individual or entity covered by this Policy by virtue of their relationship to such Covered Person) shall purchase or sell any security of the Company during the period beginning on the tenth calendar day after any fiscal quarter end of the Company and ending upon the completion of the second full trading day after the public release of earnings or other financial data for such fiscal quarter or during any other trading suspension period declared by the Company, such period, a “blackout period.”

From time to time, the Compliance Officer may recommend that officers, directors, employees or others suspend trading in Company securities because of developments that have not yet been disclosed to the public Subject to the exceptions noted below, all of those individuals affected should not trade in the Company’s securities while the suspension is in effect, and should not disclose to others that the Company has suspended trading.

These prohibitions do not apply to:

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purchases of the Company’s securities from the Company (e.g., Employee Stock Purchase Plan), or sales of the Company’s securities to the Company;
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exercises of stock options or other equity awards or the surrender of shares to the Company in payment of the exercise price or in satisfaction of any tax withholding obligations in a manner permitted by the applicable equity award agreement, or vesting of equity-based awards, in each case, that do not involve a market sale of the Company’s securities (the “cashless exercise” of a Company stock option or other equity award through a broker does involve a market sale of the Company’s securities, and therefore would not qualify under this exception); or
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purchases or sales of the Company’s securities (i) mandated under an employee benefit plan maintained by the Company which authorizes the sale of only such securities as are necessary to satisfy tax withholding obligations arising exclusively from the vesting of a compensatory award or (ii) made pursuant to a plan adopted to comply with the Exchange Act Rule 10b5-1 (“Rule 10b5-1”).

Exceptions to the blackout period policy may be approved by the Compliance Officer (or, in the case of an exception for the Compliance Officer, the Chief Financial Officer), including any exceptions for bona fide gifts of the Company’s securities.

Preclearance of Transactions by Directors, Officers and Employees

All transactions (including gifts) in the Company’s securities by directors, officers, employees and any other Covered Person(s) listed on Schedule I (each, a “Preclearance Person”) must be precleared by the Compliance Officer or the Chief Financial Officer for transactions by the Compliance Officer. Preclearance should not be understood to represent legal advice by the company that a proposed transaction complies with the law.

A request for preclearance must be in writing, should be made at least two business days in advance of the proposed transaction, and should include the identity of the Preclearance Person, a description of the proposed transaction, the proposed date of the transaction, and the number of shares or other securities involved. In addition, the Preclearance Person must execute a certification that he or she is not aware of material nonpublic information about the Company. The Compliance Officer, or the Chief Financial Officer for transactions by the Compliance Officer, shall have sole discretion to decide whether to preclear any contemplated transaction. All transactions that are precleared must be effected within five business days of receipt of the preclearance. A precleared transaction (or any portion of a precleared transaction) that has not been effected during the five business day period must be submitted for preclearance determination again prior to execution. Notwithstanding receipt of preclearance, if the Preclearance Person becomes aware of material nonpublic information, or becomes subject to a blackout period before the transaction is effected, the transaction may not be completed. Transactions under a previously established Rule 10b5-1 Trading Plan that has been preapproved in accordance with this Policy are not subject to further preclearance.

None of the Company, the Compliance Officer, or the Company’s other employees will have any liability for any delay in reviewing, or refusal of, a request for preclearance.

Material Nonpublic Information

Information is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell, or hold a security, or if the information is likely to have a significant effect on the market price of the security. Material information can be positive or negative, and can relate to virtually any aspect of a company’s business or to any type of security, debt, or equity.

Examples of material information may include (but are not limited to) information about:

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corporate earnings or earnings forecasts;
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possible mergers, acquisitions, tender offers, or dispositions;
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major new products or product developments;
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results of clinical trials or preclinical studies;
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communications sent to or received from the U.S. Food and Drug Administration or foreign regulatory authorities;
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important business developments, such as trial results, developments regarding strategic collaborations or the status of regulatory submissions;
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management or control changes;
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significant financing developments including pending public sales or offerings of debt or equity securities;
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defaults on borrowings;
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bankruptcies;
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cybersecurity or data security incidents; and
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significant litigation or regulatory actions.

Information is “nonpublic” if it is not available to the general public. In order for information to be considered “public,” it must be widely disseminated in a manner that makes it generally available to investors in a Regulation FD-compliant method, such as through a press release, a filing with the U.S. Securities and Exchange Commission (the “SEC”) or a Regulation FD-compliant conference call. The Compliance Officer shall have sole discretion to decide whether information is public for purposes of this Policy.

The circulation of rumors, even if accurate and reported in the media, does not constitute public dissemination. In addition, even after a public announcement, a reasonable period of time may need to lapse in order for the market to react to the information. Generally, the passage of one to two full trading days following release of the information to the public, is a reasonable waiting period before such information is deemed to be public.

Post-Termination Transactions

If an individual is in possession of material nonpublic information when the individual’s service terminates, the individual may not trade in the Company’s securities until that information has become public or is no longer material.

Prohibited Transactions

The Company has determined that there is a heightened legal risk and the appearance of improper or inappropriate conduct if persons subject to this Policy engage in certain types of transactions. Therefore, Covered Persons shall comply with the following policies with respect to certain transactions in the Company’s securities.

Short Sales

Short sales of the Company’s securities are prohibited by this Policy. Short sales of the Company’s securities, or sales of shares that the insider does not own at the time of sale, or sales of shares against which the insider does not deliver the shares within 20 days after the sale, evidence an expectation on the part of the seller that the securities will decline in value, and, therefore, signal to the market that the seller has no confidence in the Company or its short-term prospects. In addition, Section 16(c) of the Exchange Act prohibits Section 16 reporting persons (i.e., directors, officers, and the Company’s 10% stockholders) from making short sales of the Company’s equity securities.

Options

Transactions in puts, calls, or other derivative securities involving the Company’s equity securities, on an exchange, on an over-the-counter market, or in any other organized market, are prohibited by this Policy. A transaction in options is, in effect, a bet on the short-term movement of the Company’s stock and, therefore, creates the appearance that a Covered Person is trading based on material nonpublic information. Transactions in options, whether traded on an exchange, on an over-the-counter market, or any other organized market, also may focus a Covered Person’s attention on short-term performance at the expense of the Company’s long- term objectives.

Hedging Transactions

Hedging transactions involving the Company’s securities, such as prepaid variable forward contracts, equity swaps, collars and exchange funds, or other transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s equity securities, are prohibited by this Policy. Such transactions allow the Covered Person to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the Covered Person may no longer have the same objectives as the Company’s other stockholders.

Margin Accounts and Pledging

Individuals are prohibited from pledging Company securities as collateral for a loan, purchasing Company securities on margin (i.e., borrowing money to purchase the securities), or placing Company securities in a margin account. This prohibition does not apply to cashless exercises of stock options under the Company’s equity plans, nor to situations approved in advance by the Compliance Officer.

Partnership Distributions

Nothing in this Policy is intended to limit the ability of an investment fund, venture capital partnership or other similar entity with which a director is affiliated to distribute Company securities to its partners, members, or other similar persons; provided, however, it is the responsibility of each such entity, in consultation with its own counsel (as appropriate), to determine the timing of any distributions, based on relevant facts and circumstances, and applicable securities laws.

Rule 10b5-1 Trading Plans

The trading restrictions set forth in this Policy, other than those transactions described under “Prohibited Transactions,” do not apply to transactions under a previously established contract, plan or instruction to trade in the Company’s securities entered into in accordance with Rule 10b5-1 (a “Trading Plan”) that:

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has been submitted to and preapproved by the Compliance Officer
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includes a “Cooling Off Period” for
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Section 16 reporting persons that extends to the later of 90 days after adoption of a Trading Plan or two business days after filing the Form 10-K or Form 10-Q covering the fiscal quarter in which the Trading Plan was adopted, up to a maximum of 120 days; and
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employees and any other persons, other than the Company, that extends 60 days after adoption of a Trading Plan;
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for Section 16 reporting persons, includes a representation in the Trading Plan that the Section 16 reporting person is (1) not aware of any material nonpublic information about the Company or its securities; and (2) adopting the Trading Plan in good faith and not as part of a plan or scheme to evade Rule 10b-5;
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has been entered into in good faith at a time when the individual was not in possession of material nonpublic information about the Company and not otherwise in a blackout period, and the person who entered into the Trading Plan has acted in good faith with respect to the Trading Plan;
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either (1) specifies the amounts, prices, and dates of all transactions under the Trading Plan; or (2) provides a written formula, algorithm, or computer program for determining the amount, price, and date of the transactions, and (3) prohibits the individual from exercising any subsequent influence over the transactions; and
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complies with all other applicable requirements of Rule 10b5-1.

All Trading Plans must have a minimum duration of six months (inclusive of the applicable Cooling Off Period) and a maximum duration of two years.

The Compliance Officer may impose such other conditions on the implementation and operation of the Trading Plan as the Compliance Officer deems necessary or advisable. Individuals may not adopt more than one Trading Plan at a time except under the limited circumstances permitted by Rule 10b5-1 (including Trading Plans which authorize an agent to sell only such securities as are necessary to satisfy tax withholding obligations arising exclusively from the vesting of a compensatory award) and subject to preapproval by the Compliance Officer.

Any participant who has adopted a Trading Plan may not make discretionary sales outside of such Trading Plan. Other than in select situation approved by the Compliance Officer, in order to reduce the administrative burden with respect to establishing Trading Plans, all Trading Plans must be established with the financial institutions designated by the Company’s management.

Other than with respect to modifications that correct minor clerical or administrative errors, an individual may not modify a Trading Plan. Any permitted modifications must occur outside of a blackout period and, in any event, when the individual does not possess material nonpublic information. Revocation of Trading Plans should occur only in unusual circumstances. Effectiveness of any revocation or amendment of a Trading Plan will be subject to the prior review and approval of the Compliance Officer. Revocation is effected upon written notice to the broker. Once a Trading Plan has been revoked, the participant should wait at least 60 days before trading outside of a Trading Plan (unless the participant is one of the persons set forth on Annex A hereto, in which case discretionary trading outside of a Trading Plan is prohibited, see Annex A for more information) and 270 days before establishing a new Trading Plan. You should note that revocation of a Trading Plan can result in the loss of an affirmative defense for past or future transactions under a Trading Plan. You should consult with your own legal counsel before deciding to revoke a Trading Plan.

The Company reserves the right to publicly disclose, announce, or respond to inquiries from the media regarding the adoption, modification, or termination of a Trading Plan and non- Rule 10b5-1 trading arrangements, or the execution of transactions made under a Trading Plan. The Company also reserves the right from time to time to suspend, discontinue, or otherwise prohibit transactions under a Trading Plan if the Compliance Officer or the Board of Directors, in its discretion, determines that such suspension, discontinuation, or other prohibition is in the best interests of the Company.

Compliance of a Trading Plan with the terms of Rule 10b5-1 and the execution of transactions pursuant to the Trading Plan are the sole responsibility of the person initiating the Trading Plan, and none of the Company, the Compliance Officer, or the Company’s other employees assumes any liability for any delay in reviewing and/or refusing to approve a Trading Plan submitted for approval, nor the legality or consequences relating to a person entering into, informing the Company of, or trading under, a Trading Plan.

Interpretation, Amendment, and Implementation of this Policy

The Compliance Officer shall have the authority to interpret and update this Policy and all related policies and procedures. In particular, such interpretations and updates of this Policy, as authorized by the Compliance Officer, may include amendments to or departures from the terms of this Policy, to the extent consistent with the general purpose of this Policy and applicable securities laws.

Actions taken by the Company, the Compliance Officer, or any other Company personnel do not constitute legal advice, nor do they insulate you from the consequences of noncompliance with this Policy or with securities laws.

Certification of Compliance

All directors, officers, employees and others subject to this Policy may be asked periodically to certify their compliance with the terms and provisions of this Policy.

Schedule I

Individuals Subject to Quarterly Blackout Period and Preclearance Requirement

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All officers of the Company
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All members of the Company’s Board of Directors
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All employees of the Company

Annex A

Supplement to Insider Trading Compliance Policy and Procedures Additional Restrictions for Officers, Directors,

and Certain Other Members of Management

Erasca, Inc. (together with any of its subsidiaries, the “Company”) has adopted a policy prohibiting insider trading (the “Policy”) and certain other securities transactions. As noted in the Policy, officers, directors and others who regularly have access to, or generate, inside information are subject to additional restrictions on trading of the Company’s securities as set forth in this Supplement to the Policy (this “Supplement”). Capitalized terms not otherwise defined in this Supplement shall have the meanings given to such terms in the Policy. This Supplement applies to the following individuals:

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All members of the Company’s Board of Directors
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All officers of the Company
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All other members of the Company’s Leadership Team (with such members being designated and informed of such membership by the Company’s CEO or General Counsel)

Individuals subject to this Supplement are responsible for ensuring that members of their households also comply with this Supplement. This Supplement also applies to any entities controlled by individuals subject to the Supplement, including any corporations, partnerships or trusts, and transactions by these entities should be treated for the purposes of this Supplement and applicable securities laws as if they were for the individual’s own account. Notwithstanding the foregoing, this Supplement, does not apply to venture capital entities or other institutional investors, and the related transactions in the Company’s equity securities by such entities, that may be affiliated with a director of the Company or for Company equity securities that a director may be deemed to have beneficial ownership of by virtue of such affiliation.

The additional trading restrictions set forth in this Supplement are intended to guard against even the appearance of impropriety. Therefore, in addition to the prohibitions set forth in the Policy, by virtue of your position, the following additional trading restrictions apply:

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You are prohibited from selling any Company securities other than through a Trading Plan, except as noted below.
2.
If you do not have a Trading Plan and seek to sell Company securities, the Nominating and Corporate Governance Committee of the Board must pre-approve such sale.

In addition, if you are a member of the Company’s Board of Directors or are an officer of the Company, you are encouraged to include the following terms in a Trading Plan:

1.
The sales prices listed in a new Trading Plan should be higher than the common stock price in the Company’s most recent equity financing.
2.
The Trading Plan should be structured so as to avoid sales being made in close proximity to major industry conferences.
3.
The Trading Plan should be structured so as to only require the filing of one Form 4 in a calendar quarter.

These restrictions are in addition to the legal requirements that may otherwise apply to your trading of the Company’s securities, such as Rule 144 of the Securities Act of 1933, as amended.